Exhibit 99.1

Syra Health Announces Second Quarter 2024 Financial Results, Led by Strong Revenue Growth of 101%

Conference call will be held today, Thursday, August 8 at 9:00 am ET

Carmel, IN, August 8, 2024 /PRNewswire/ —Syra Health Corp. (NASDAQ: SYRA), (“Syra Health” or the “Company”) a healthcare technology company powering better health by providing meaningful solutions, announced today its financial results for the second quarter ended June 30, 2024.

Q2 2024 Financial Highlights

●	Revenue of $2.0 million in 2Q24 compared to $1.0 million in 2Q23.
●	Gross margins in 2Q24 increased 468 basis points compared to 2Q23.
●	High-margin business units, including Population Health, grew 347% and comprised 28% of total revenues in 2Q24, versus only 13% in 2Q23.
●	Population Health, driven by the demand for data analytics and evaluation of state health department initiatives, saw an increase of 276% in 2Q24 compared to 2Q23.
●	Cash balance of $1.6 million and no long-term debt.

Recent Operational Highlights

●	Announced as a subcontractor for a healthcare workforce contract vehicle awarded to LUKE by the Defense Health Agency (DHA), to provide medical staffing services at DHA facilities across the country. This contract vehicle has a term of 10 years and a ceiling value of $43 billion.
●	Secured a four-year, $5.8 million statewide health education and training contract with Indiana Family and Social Services to train home and community support professionals.
●	Currently has active contracts in 23 states across the nation.
●	Awarded a population health contract by the Wyoming Department of Health, Behavioral Health Division to assess emergency preparedness plans.
●	Delivered our fourth training to Maricopa County Department of Public Health.
●	Secured a statewide nursing contract with the North Carolina Department of Public Safety.
●	Successfully implemented its propriety, AI-backed, mental health app, Syrenity, for two employers.

Management Commentary

Dr. Deepika Vuppalanchi, CEO, Syra Health, said “Our momentum has accelerated into the second quarter, where we achieved a 101% increase in our revenues. Our focus on higher-margin business units is proving successful, expanding our client base and diversifying our revenue streams. We are currently operating in 23 states in contrast to a handful of states a year ago. Our recent entry into the Federal Government sector is promising, with Syra Health now serving as subcontractors on contracts from the Health and Human Services (HHS) and DHA, and we expect to receive initial task orders in 2024. As anticipated, our legacy Healthcare Workforce business unit has continued to grow driven by new customers and contract extensions. The numerous contract wins across our business units announced in recent months are set to take effect in the latter half of 2024 and extend into 2025 and beyond. Additionally, our innovative AI-based mental health product, Syrenity, is generating significant interest and shows tremendous potential to transform the mental health space. We are committed to driving revenue growth while enhancing operational efficiencies to establish Syra Health as a leader in healthcare solutions.”

Q2 2024 Financial Results

Revenue for the quarter ended June 30, 2024, was $2.0 million, compared to the $1.0 million reported in the second quarter of 2023. Strong growth was driven by Population Health which grew 276% year over year, and Healthcare Workforce, which grew 66% year over year. Digital Health had revenues of $92,250, compared to zero last year.

Gross profit margin in the second quarter of 2024 was 17.8%, compared to 13.1% in the second quarter of 2023. The 468-basis point increase in gross margins was due to a mix shift toward population health which carries higher margins and increased operational efficiency.

Total operating expenses for the second quarter of 2024 were $1.7 million compared to $912,113 in the second quarter of 2023. This temporary increase was driven by strategic investments in product development and corporate branding to drive future growth. However, we are committed to improving efficiency and managing costs more effectively.

Salaries and benefits expenses increased 51% due to increased operations and added office personnel to support the Company’s growth. Professional fees increased 10% due to increased legal and other professional costs related to the Company’s regulatory filings. Selling, general, and administrative expenses increased 110% due to increased operations. Depreciation expense was $12,574 compared to $12,293 in the second quarter of 2023, reflecting expanded office space and additional office equipment. R&D expenses were $277,548, reflecting the development of technology-based solutions.

Net Loss for the second quarter of 2024 was $(1.4 million) compared to $(802,800) in the second quarter of 2023.

Adjusted EBITDA for the second quarter 2024 was $(1.3 million) compared to $(771 thousand) in the second quarter 2023.

Cash on hand on June 30, 2024, was $1.6 million.

Starting in the third quarter of 2024, we anticipate a reduction in operating expenses as a result of several key initiatives. We have recently streamlined our operations and optimized our workforce, leading to improvements in our cost structure. Additionally, we have implemented a 25% reduction in executive pay, which is part of our broader cost-saving strategy. These measures are designed to enhance operational efficiency and ensure that we continue to operate within a disciplined financial framework.

Conference Call

Management will hold a conference call to discuss the fiscal year’s financial results at 9:00 am ET on August 8, 2024.

Interested parties can listen via a live webcast, from the link available in the Investor Relations section of the Company’s website at http://www.syrahealth.com/ir/presentations/q2-2024-earnings-call.

A replay will be available after the call, in the Investor Relations section of the Company’s website at http://www.syrahealth.com/ir/presentations/q2-2024-earnings-call.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have provided the following non-GAAP financial measure in this release and the accompanying tables: adjusted EBITDA. We use this non-GAAP financial measures internally to facilitate period-to-period comparisons and analysis of our operating performance and liquidity, and believe it is useful to investors as a supplement to GAAP measures in analyzing, trending, and benchmarking the performance and value of our business. However, this measure is not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. For reconciliations of historical non-GAAP financial measures to the most comparable financial measures under GAAP, see the table below.

SYRA HEALTH CORP.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS

(Unaudited)

	Six Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net Loss	$(2,837,306)	$(1,588,692)	$(1,390,256)	$(802,800)
Interest expense	7,806	30,269	3,729	18,850
Depreciation expense	29,919	24,056	17,374	12,293
Taxes	-	-	-	-
Earnings before Interest, Taxes Depreciation and Amortization	$(2,799,581)	$(1,534,367)	$(1,369,153)	$(771,657)

ABOUT SYRA HEALTH

Syra Health is a healthcare technology company powering better health in challenging areas such as behavioral and mental health, digital health, and population health, by providing innovative services and technology products. Syra Health’s offerings are centered on prevention, improved access, and affordable care. Syra Health supplies its solutions to payers, providers, life sciences organizations, academic institutions, and the government. For more information, please visit www.syrahealth.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include but are not limited to, statements relating to the expected use of proceeds, the Company’s operations and business strategy, and the Company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Investors should read the risk factors set forth in our Form 10-K for the year ended December 31, 2023, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

For Media Inquiries:

Syra Health

Communications & Marketing Director

Christine Drury

317-385-9227

christined@syrahealth.com

For Investor Inquiries:

Ben Shamsian

Lytham Partners, LLC

646-829-9701

shamsian@lythampartners.com

Syra Health Corp

Balance Sheets

(Unaudited)

	June 30, 2024	December 31, 2023

ASSETS
Current assets:
Cash	$1,594,352	$3,280,075
Accounts receivable, net	790,095	1,060,634
Accounts receivable, related party	51,411	50,614
Other current assets	391,019	389,787
Total current assets	2,826,877	4,781,110

Property and equipment, net	60,166	78,974
Right of use asset	351,193	63,199

Total assets	$3,238,236	$4,923,283

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$500,114	$462,991
Accrued expenses	174,217	198,978
Deferred revenue	6,108	-
Current portion of operating lease liability, related party	106,458	63,199
Notes payable	114,334	184,904
Total current liabilities	901,231	910,072

Non-current portion of operating lease liability, related party	244,735	-

Total liabilities	1,145,966	910,072

Stockholders’ equity:
Preferred stock, $0.001 per value, 10,000,000 shares authorized, none issued	-	-
Class A Common stock, $0.001 par value, 100,000,000 shares authorized, 5,769,087 and 5,588,298 issued and outstanding at June 30, 2024 and December 31, 2023 respectively	5,769	5,588
Class B Common stock, $0.001 par value, 5,000,000 shares authorized, 833,334 issued and outstanding at June 30, 2024 and December 31, 2023 respectively	833	833
Additional paid in capital	9,987,929	9,071,745
Accumulated deficit	(7,902,261)	(5,064,955)
Total stockholders’ equity	2,092,270	4,013,211

Total liabilities and stockholders’ equity	3,238,236	$4,923,283

See the accompanying notes to unaudited consolidated financial statements

Syra Health Corp

Statements of Operations

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	2024	2023	2024	2023

Net revenues	$1,969,681	$979,248	$3,722,021	$2,167,599
Cost of services	1,619,674	851,089	3,192,727	1,892,284
Gross profit	350,007	128,159	529,294	275,315

Operating expenses:
Salaries and benefits	847,064	562,619	1,583,367	1,020,364
Professional services	141,456	128,844	336,036	365,504
Research and development expenses	277,894	-	555,442	-
Selling, general and administrative expenses	456,572	208,357	858,837	423,820
Depreciation	17,374	12,293	29,919	24,056
Total operating expenses	1,740,360	912,113	3,363,601	1,833,744

Operating loss	(1,390,353)	(783,954)	(2,834,307)	(1,558,429)

Other income (expense):
Interest income	3,826	4	4,807	6
Interest expense	(3,729)	(18,850)	(7,806)	(30,269)
Total other income (expense)	97	(18,846)	(2,999)	(30,263)

See the accompanying notes to unaudited consolidated financial statements

Syra Health Corp

Statements of Cash Flows

For the Six Months Ended June 30, 2024 and 2023

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(2,837,306)	$(1,588,692)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	(287,994)	59,676
Bad debts expense	-	9,922
Depreciation Expense	29,919	24,056
Common stock issued for services	37,750	-
Stock-based compensation, stock options	28,486	2,590
Amortization of right of use assets	-	-
Changes in operating assets and liabilities:
Accounts receivable	270,539	778,146
Accounts receivable, related party	(797)	-
Other current assets	148,927	24,513
Deferred offering costs	-
Accounts payable	37,123	226,298
Accounts payable, related parties	-	(3,200)
Deferred revenue	6,108	-
Accrued expenses	(24,761)	(106,396)
Operating lease liability	287,994	(59,676)
Net cash used in operating activities	(2,304,012)	(632,763)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(11,111)	(15,251)
Net cash provided by (used in) investing activities	(11,111)	(15,251)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on deferred offering costs	-	(323,484)
Proceeds received on exercise of Class A common stock warrants	850,129	-
Repayment of notes payable	(220,729)	-
Proceeds received from line of credit	-	300,000
Repayments on line of credit	-	(750,397)
Advances received from related party	-	-
Repayments on advances from related party	-	-
Proceeds received from convertible notes payable	-	1,455,000
Net cash provided by financing activities	629,400	681,119

Net change in cash	(1,685,723)	33,105

Cash at beginning of period	3,280,075	3,344

Cash at end of period	$1,594,352	$36,449

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,806	$18,000
Cash paid for taxes	-	-

Non-cash investing and financing activities:
Initial recognition of right-of-use asset and lease liability	$-	$-
Cancellation of Class A common stock	$-	$-
Non-cash application of invoices to STLogics loan	$-	$-
Class A common stock issued for debt and interest conversion	$-	$-
Prepaid asset financed with note payable	$150,159	$-

See the accompanying notes to these unaudited consolidated financial statements

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